UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): September 26, 2023

Sharps Technology, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Nevada

(State or Other Jurisdiction of Incorporation)

001-41355	82-3751728
(Commission File Number)	(IRS Employer Identification No.)

105 Maxess Road, Melville, New York 11747

(Address of Principal Executive Offices)

(631) 574 -4436

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.0001 par value	STSS	NASDAQ Capital Market
Common Stock Purchase Warrants	STSSW	NASDAQ Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

On September 22, 2023, Sharps Technology, Inc. (and its wholly-owned subsidiary Sharps Technology Acquisition Corp., collectively, (the “Company”) entered into a series of agreements with Nephron Pharmaceuticals Corporation and Nephron’s wholly owned subsidiary Inject E-Z, LLC. (collectively, “Nephron”). The Company entered into an asset purchase agreement (the “Asset Purchase Agreement”) to purchase certain equipment and leasehold improvements at Nephron’s facility (the “Facility”) in West Columbia, South Carolina. The Asset Purchase Agreement provides for a cash purchase price of $40,378,594 and the issuance of a five (5) year subordinated promissory note (the “Nephron Note”) to Nephron in the principal amount of $10.0 million which bears interest at % per annum to be paid upon the closing (the “Closing”) of the transaction. The Nephron Note will be redeemable (25% per quarter) during the first year if Nephron’s syringe purchase orders result in revenue of at least $7,500,000 per quarter during the first year. The Company will also issue Nephron warrants to purchase 4% of the Company’s common stock on a fully diluted basis (the “Nephron Warrants”) exercisable for a five-year period at an exercise price of $1.56 per share.

In conjunction with the execution of the Asset Purchase Agreement, on September 19, 2023, the Company entered into a ten-year Purchase Agreement with Nephron whereby Nephron agreed to utilize the Company as its exclusive pre-filled copolymer syringe manufacturer and to purchase a minimum aggregate of at least $400.0 million of syringes over the term of the Purchase Agreement. The Purchase Agreement contains specific quantities of products required to be purchased from the Company during the term of the Purchase Agreement. The Purchase Agreement provides that Nephron will make an initial purchase order of $30.0 million upon the closing of the Asset Purchase Agreement . The effectiveness of the Purchase Agreement is subject to the closing of the Asset Purchase Agreement (the “Closing”).

Within the Asset Purchase Agreement, there are certain exhibits which are other agreements that will be executed in conjunction with the Closing in substantially the form attached as exhibits to the Asset Purchase Agreement. While these form of agreements are subject to modification they have been substantially agreed to. Below is a brief description of the agreements that the Company believes are material.

At the Closing, the Company will enter into a 10 year lease for the Facility in which the Assets are located and will be operated by the Company. The lease provides for four successive five year options, with a right to purchase the Facility, which lease will be effective upon Closing (the “Lease”). The Lease provides for a monthly rental fee of $40,550, subject to increase after 5 years based on CPI adjustments.

In addition, the Company and Nephron, will enter into a two year Shared Services Agreement whereby Nephron will provide certain administrative services and personnel to the Company in exchange for an agreed upon fee schedule. These services will assist the Company in establishing its operations in the Facility.

The foregoing is a summary description of certain terms of the transaction documents. For a full description of all terms of the transaction documents, please refer to the Asset Purchase Agreement that is incorporated by reference and filed herewith as Exhibit 10.1 and the Purchase Agreement that is incorporated by reference and filed herewith as Exhibit 10.2. The Lease, the Nephron Warrant and Nephron Note will be filed as exhibits to a Current Report on Form 8-k in their definitive form when the Closing occurs and such securities are issued and the Lease and Services Agreement go into effect.

The closing of the Asset Purchase Agreement is subject to certain closing conditions. There can be no assurance that such closing conditions will be satisfied but the Company anticipates closing the transaction within the next 60 days.

Item 7.01 Regulation FD Disclosure.

On September 26 , 2023, the Company issued a press release announcing the execution of the Asset Purchase Agreement and the Supply Agreement. The full text of the press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K.

Item 9.01 Exhibits

Exhibit No.	Description
10.1	Asset Purchase Agreement dated September 22, 2023 by and between the Company and Nephron Pharmaceuticals, Inc.
10.2	Purchase Agreement dated September 22, 2023 by and between the Company and Nephron Pharmaceuticals, Inc.
99.1	Press Release dated September 26, 2023.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 26, 2023

SHARPS TECHNOLOGY, INC.

/s/ Robert M. Hayes
Robert M. Hayes
Chief Executive Officer